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                                                                    Exhibit 99.1


                    MEDIA CONTACT:      KEITH PRICE
                                        330-796-1863
                                        KPRICE@GOODYEAR.COM
                    ANALYST CONTACT:    BARB GOULD
                                        330-796-8576
                                        GOODYEAR.INVESTOR.RELATIONS@GOODYEAR.COM


                              FOR IMMEDIATE RELEASE


               GOODYEAR TO DELAY 10-K/A FILING PENDING REVIEW COMPLETION
                     COMPANY PLANS FOLLOW-UP CAPITAL MARKET ACCESS

      AKRON, Ohio, Dec. 10, 2003 - The Goodyear Tire & Rubber Company said today that the filing of its amended 2002 Form 10-K/A with the U.S. Securities and Exchange Commission would be delayed until next year.

      An ongoing internal investigation has identified possible improper accounting issues in Europe, and the company is delaying the filing until it completes the review into those issues. To date, there has been no determination whether this would have a material impact on the financial statements.

      In addition, the delay could impact the company's ability to satisfy an obligation to the United Steelworkers of America to raise $250 million in debt and $75 million in equity-linked financing by year-end.

      Goodyear said its recently completed contract gives the USWA the right, but not the obligation, to strike after going through a grievance process if Goodyear does not complete these financings by the end of the year. The company initiated discussions with the Steelworkers today to explore mutually beneficial options that would include aggressively pursuing financing options, including capital market access, once the amended 2002 Form 10-K/A is filed.

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      Goodyear is the world's largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 85 facilities in 28 countries around the world. Goodyear employs approximately 88,000 people worldwide.

      Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various economic, financial and industry factors including without limitation the company's ability to implement its cost-cutting plans, realize anticipated savings and operational benefits from the newly ratified labor agreement, and achieve its sales targets. The audit of the adjustments to the prior period financial statements is not complete. Additional factors that may cause actual results to differ materially from those indicated by such forward looking statements are discussed in the company's Form 10-K for the year ended Dec. 31, 2002 and Form 10-Q for the quarter ended Sept. 30, 2003, which are on file with the Securities and Exchange Commission (SEC). The SEC has initiated an informal inquiry into the fact and circumstances of the company's previously announced restatement and is subject to a number of lawsuits related to the announcement of the restatement. No assurance can be given as to the ultimate resolution of these matters. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.


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